Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

DORAL FINANCIAL CORPORATION

(Registry Number 29,234)

Pursuant to Article 8.02 of the

General Corporations Law of the Commonwealth of Puerto Rico (the “Act”)

Doral Financial Corporation, a Puerto Rico corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The first paragraph of Article FOURTH of the Certificate of Incorporation is amended and restated to read in its entirety as set forth below:

“FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 55,000,000 shares, consisting of 15,000,000 shares of Common Stock, $0.01 par value and 40,000,000 shares of Serial Preferred Stock, $1.00 par value.”

SECOND: The last paragraph of Article FOURTH of the Certificate of Incorporation is amended and restated to read in its entirety as set forth below:

“Upon this Certificate of Amendment becoming effective pursuant to the General Corporations Law of the Commonwealth of Puerto Rico, as amended (the “Effective Time”), each twenty (20) shares of common stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined and changed into one fully paid and nonassessable share of new common stock (the “New Common Stock”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Computershare Shareowner Services (the “Transfer Agent”), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.”

THIRD: The foregoing amendment was duly adopted and approved by the Board of Directors of the Corporation and by the shareholders of the Corporation in accordance with the requirements of Article 8.02 of the Act.

FOURTH: This Certificate of Amendment shall be effective at 4:00 p.m. Eastern Time on June 28, 2013.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed this 26th day of June, 2013.

DORAL FINANCIAL CORPORATION

By:	/s/ Enrique R. Ubarri
Name:	Enrique R. Ubarri
Title:	Executive Vice President